Results of October 7, 1999 shareholder meeting
(Unaudited)


An annual meeting of shareholders of the fund was held on October 7, 1999. At the meeting, each of the nominees for Trustees was elected, as follows:

                                            Common Shares
                                      Votes         Votes
                                        for
                                   withheld

Jameson Adkins Baxter                   14,814,528
175,618
Hans H. Estin                           14,803,464
186,682
Ronald J. Jackson                       14,817,600
172,546
Paul L. Joskow                          14,811,064
179,082
Elizabeth T. Kennan                          14,811,578
178,568
Lawrence J. Lasser                      14,820,000
170,146
John H. Mullin III                      14,818,200
171,946
William F. Pounds                       14,804,389
185,757
George Putnam                      14,809,339
180,807
George Putnam, III                      14,811,019
179,127
A.J.C. Smith                            14,814,550
175,596
W. Thomas Stephens                      14,819,000
171,146
W. Nicholas Thorndike                   14,811,954
178,192

Preferred Shares
                                     Votes           Votes
                                       for
                              withheld

John A. Hill                              3,718
0
Robert E. Patterson                            3,718
0

A proposal to ratify the selection of PricewaterhouseCoopers
LLP as the independent auditors of your fund was approved as follows:

Common Shares - 14,713,336 votes for, and 76,257 votes against, with 200,553 abstentions.

Preferred Shares - 3,718 votes for, and 0 votes against.